Form N-SAR
Attachment for Item #77C
Matters Submitted to a Vote of Security Holders

MAINSTAY VP FUNDS TRUST
811-03833
For Period Ended 06/30/2015

MainStay VP Eagle Small Cap Growth Portfolio

MainStay VP Janus Balanced Portfolio

MainStay VP MFS® Utilities Portfolio

MainStay VP PIMCO Real Return Portfolio

MainStay VP T. Rowe Price Equity Income Portfolio

MainStay VP Van Eck Global Hard Assets Portfolio

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (“Special Meeting”) of the MainStay VP Eagle Small Cap Growth Portfolio, MainStay VP Janus Balanced Portfolio, MainStay VP MFS® Utilities Portfolio, MainStay VP PIMCO Real Return Portfolio, MainStay VP T. Rowe Price Equity Income Portfolio and
MainStay VP Van Eck Global Hard Assets Portfolio (collectively, “Portfolios”), series of MainStay VP Funds Trust (“Trust”), was held at the offices of New York Life Investment Management, Inc. (“New York Life Investments”), 169 Lackawanna Avenue, Parsippany, New Jersey 07054 on January 5, 2015 at 12:30 p.m.

(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

To permit New York Life Investments, under certain circumstances, to enter into and/or materially amend agreements with affiliated and unaffiliated subadvisors on behalf of the Portfolios without obtaining shareholder approval.

The above proposal was discussed in detail in the proxy statement.  No other business came before the Special Meeting.

The proposal was passed by each Portfolio’s shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the proposal presented before the Special Meeting held on January 5, 2015 were cast.  There were no votes cast in person at the Special Meeting.

MainStay VP Eagle Small Cap Growth Portfolio
Votes For	Votes Against	Abstentions	Total
18,082,684.7088	1,959,084.4615	651,572.8907	20,693,342.0610

MainStay VP Janus Balanced Portfolio
Votes For	Votes Against	Abstentions	Total
65,802,823.7441	11,281,720.1076	3,280,715.3909	80,365,259.2426

MainStay VP MFS® Utilities Portfolio
Votes For	Votes Against	Abstentions	Total
87,122,464.7073	12,694,318.2738	3,136,583.4222	102,953,366.4033

MainStay VP PIMCO Real Return Portfolio
Votes For	Votes Against	Abstentions	Total
33,138,625.6457	5,069,319.3803	1,447,008.6763	39,654,953.7023

MainStay VP T. Rowe Price Equity Income Portfolio
Votes For	Votes Against	Abstentions	Total
32,457,504.0853	3,958,184.9683	1,426,483.2279	37,842,172.2815

MainStay VP Van Eck Global Hard Assets Portfolio
Votes For	Votes Against	Abstentions	Total
48,577,809.5060	6,068,143.0110	2,030,789.6878	56,676,742.2048